Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the Effective Date (defined below), by and between Luan Pham (the “Executive”) and Laird Superfood, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to set forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Company has been pursuing a potential initial public offering (the “IPO”); and

WHEREAS, in connection with the IPO, the parties intend to amend, restate, and supersede any prior employment agreement entered into between the Executive and the Company and to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Marketing and Revenue Officer of the Company. The Executive shall have all the duties, responsibilities, and authority attendant to this position and shall render services consistent with such position on the terms set forth herein and shall report to the Chief Executive Officer (the “Supervisor”). In addition, the Executive shall have such other executive and managerial powers and duties with respect to the Company as may be assigned to the Executive by the Supervisor. The Executive agrees to devote all of the Executive’s working time and best efforts to the business and affairs of the Company, subject to reasonable periods of vacation and other leave to which the Executive is entitled and shall not engage in activities that substantially interfere with such performance.

2. TERM OF AGREEMENT. The term of this Agreement shall commence as of the later of (a) the consummation of the IPO or (b) the date it is fully executed (the “Effective Date”) and shall continue until no later than December 31, 2020 (the “Retirement Date”), unless terminated earlier pursuant to Section 6. The Executive’s period of employment under this Agreement shall be referred to as the “Employment Period.” The Executive and the Company expressly agree that this Agreement is contingent upon the consummation of the IPO by no later than October 31, 2020 and that in the event the IPO is not consummated by that date for any reason, this Agreement is null and void and of no force or effect whatsoever.

3. LOCATION. The Executive shall be based at 275 W. Lundgren Mill Drive Sisters, Oregon 97759. The Executive shall engage in reasonable travel to other locations on Company business consistent with the Executive’s position.

4. COMPENSATION.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (“Base Salary”) at an initial annualized rate of $200,000 per year, payable in accordance with the Company’s regular payroll practices relating to salaried employees. The Supervisor may review the Base Salary from year to year and may approve an increase in the Base Salary as the Supervisor deems appropriate.

5. FRINGE BENEFITS.

(a) General. During the Employment Period, the Executive shall be eligible to participate in or receive benefits under any employee benefit plan or arrangement (e.g., health insurance) made available by the Company, to the extent and in accordance with the terms and conditions of those plans or arrangements as they may exist from time to time.

(b) Paid Time Off. During the Employment Period, the Executive shall be entitled to take paid time off and sick leave in accordance with the Company’s standard employment policies, as they may exist and be amended from time to time.

(c) Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement, including all reasonable travel expenses and business meals, provided that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures, as they may exist from time to time.

6. TERMINATION.

(a) Permitted Terminations. The Executive’s employment will automatically terminate on the Retirement Date. Additionally, the Executive’s employment during the Employment Period may be terminated by the Company or the Executive immediately for any reason, with or without notice, including the following:

(i) Death. The Executive’s employment shall terminate automatically upon the Executive’s death without any further notice or action required by the Company or the Executive’s legal representatives.

(ii) By the Company. The Company may terminate the Executive’s employment in the following circumstances:

(A) Disability. The Company may terminate the Executive’s employment for Disability. “Disability” means the Executive’s substantial inability (including by virtue of physical or mental illness, injury, disability, or other incapacity) to perform the essential functions of the Executive’s position (with or without reasonable accommodation, as required by law for the Executive) for a period of ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12)-month period; provided that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan. If there is a dispute as to the existence of Disability, the Executive’s Disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. The Executive will be available for an examination by a doctor selected in accordance with this paragraph, which examination will be paid by the Company. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. The foregoing shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

(B) Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause (subject to any cure periods described below). For purposes of this Agreement “Cause” shall mean the Executive’s: (1) material failure to observe and comply with any of the Company’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination; (2) continued failure to substantially perform the Executive’s material duties with the Company, which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (3) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Supervisor; (4) commission of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (5) commission of any act of dishonesty, illegal conduct, unethical conduct, fraud, embezzlement, misappropriation, material misconduct, breach of fiduciary duty, or other act of moral turpitude in connection with the Executive’s employment or which is or which is reasonably expected to be materially injurious to the Company or its Affiliates (defined below); (6) material or willful breach of this Agreement; or (7) at any time engaging in any form of willful misconduct or any other action or omission that is damaging to the Company or its Affiliates (defined below) or their respective reputations, products, services or customers.

(C) Without Cause. The Company may immediately terminate the Executive’s employment hereunder for a reason other than Cause or Disability.

(iii) By the Executive. The Executive shall have the right to terminate the Executive’s employment in the following circumstances:

(A) Good Reason. The Executive shall have the right to terminate the Executive’s employment hereunder at any time for Good Reason (subject to any notice and cure periods described below). For purposes of this Agreement, “Good Reason” shall mean that any of the following has occurred without the Executive’s consent: (1) a material diminution in the Executive’s Base Salary; (2) a material diminution in the Executive’s job title, duties, responsibilities, or authority (other than changes made due to the Executive’s incapacity); or (3) the relocation of the Executive’s primary office location to a location outside a 35-mile radius from the location set forth in Section 3. To terminate the Executive’s employment for Good Reason, (x) the Executive must provide written notice to the Supervisor within sixty (60) days of the first occurrence of any such matter constituting Good Reason, (y) the Company shall have forty-five (45) days after receipt of written notice from the Executive specifying the matter constituting Good Reason within which to cure such matter, and such Good Reason shall not exist unless the Company fails to cure such matter within such cure period, and (z) the Executive must actually terminate the Executive’s employment within thirty (30) days following the expiration of such cure period.

(B) Without Good Reason. The Executive shall have the right to immediately terminate the Executive’s employment for a reason other than Good Reason.

(b) Notice of Termination. Any purported termination of the Executive’s employment by the Company or the Executive during the Employment Period shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 13; provided, however, that no Notice of Termination is necessary for termination on the Retirement Date, which occurs automatically. A “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon.

(c) Date of Termination. “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated because of death, the date of the Executive’s death;

(ii) if the Executive’s employment is terminated on the Retirement Date, December 31, 2020; and

(iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice or cure period.

(d) Accrued and Unpaid Benefits Upon Termination. Following the termination of the Executive’s employment for any reason during the Employment Period, the Executive (or the Executive’s legal representative or estate if termination is because of death) shall receive:

(i) any earned, but unpaid, Base Salary through the Date of Termination;

(ii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination which are reimbursable in accordance with Section 5(c); and

(iii) any accrued and vested employee benefits, subject to the terms of the applicable employee benefit plans.

The amounts payable under this Section 6(d) (the “Accrued Benefits”) shall be paid at the time such payments would otherwise be due under the Company’s regular payroll practices, applicable Company policies or plans, or a time if required by applicable law.

(e) Additional Termination Benefits. If the Executive’s employment ends on the Retirement Date, or is terminated by the Company during the Employment Period without Cause, or by the Executive for Good Reason, the Company shall, in addition to the Accrued Benefits described in Section 6(d) above, offer the Executive the opportunity to enter into the Separation Agreement and General Release of Claims in the form attached hereto as Exhibit A hereto, which may be reasonably modified or updated by the Company provided that the “Severance Benefits” (as defined in Section 3 therein) are not materially adjusted.

(f) Requirement of Release. Payment or provision of any of the Severance Benefits is contingent upon the Executive, within sixty (60) days of the Date of Termination, executing and delivering to the Company, and allowing to become irrevocable and effective, a general release of claims in the form attached hereto as Exhibit A. Notwithstanding any other provisions of this Agreement, no portion of the Severance Benefits will be paid or provided until the conditions of the foregoing sentence are satisfied. Payment of the Severance Benefits is also contingent upon Executive’s full and continued compliance with the provisions of Section 7 of this Agreement.

(g) Post-Employment Cooperation. Upon or after termination of the Executive’s employment at any time and for any reason, the Executive agrees to take the following actions:

(i) If requested by the Company at any time, the Executive shall immediately resign from any and all positions the Executive holds with the Company and its Affiliates, including any positions on the Board of Directors of the Company. “Affiliates” as used in this Agreement includes any person, corporation, partnership, general partner, or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company.

(ii) The Executive shall cooperate with transition of the Executive’s responsibilities, and comply with other reasonable post-employment requests by the Company including responding to reasonable requests it may make for information and assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines the Executive’s participation to be necessary; provided that any such cooperation will take into account the Executive’s other scheduling needs. The Executive shall not be entitled to compensation for providing the foregoing cooperation and assistance, however, the Executive shall be reimbursed for reasonable and necessary out-of-pocket expenditures (not including attorneys’ fees).

(iii) The Executive will execute any documents requested by the Company to affect the purposes of this Section 6(f).

7. RESTRICTIVE COVENANTS.

(a) Acknowledgment. The Executive understands and agrees that the Executive will occupy a position of trust and confidence with respect to the Company’s business affairs, and the Executive will be privy to non-public information relating to the Company and its Affiliates, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; customer and supplier lists; the identity of potential customers; marketing plans; financial and technical information; discoveries; ideas; designs; drawings; specifications; techniques; programs; systems; processes; models; data; documentation; formulae; recipes; products, services; computer software; supplier and service provider information; other information generally regarded as confidential and proprietary; other information marked as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary; information of third parties to which the Company or its Affiliates have confidentiality obligations and use restrictions; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”). Notwithstanding the foregoing, it is agreed that Confidential Information does not include information regarding the Executive’s own compensation and benefits or information that became generally available to the public other than as a result of a direct or indirect disclosure by the Executive or a representative of the Executive in violation of this Agreement. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of the Company and its Affiliates, and to protect the Company and its Affiliates against harmful competition, harmful solicitation of employees, and other actions by the Executive based on the Executive’s special knowledge acquired during employment that would result in serious adverse consequences for the Company and its Affiliates.

(b) Confidentiality. The Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, during the Executive’s employment with the Company and after it ends (regardless of the reason), without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to any third party or use for the Executive’s benefit or the benefit of any third party, whether directly or indirectly, any Confidential Information without the Company’s specific prior written authorization. The Executive shall also hold Confidential Information in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure. The Executive shall not at any time copy, transmit, reproduce, summarize, or quote or make any commercial or any other use whatsoever of any Confidential Information, except as may be necessary to perform the Executive’s duties as an employee of the Company. The Executive agrees that, as between the Executive and the Company, Confidential Information is property of the Company.

(c) Notification and Assistance Obligations; Subpoena. The Executive shall at all times: (i) promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of this Agreement; and (ii) assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by the Executive or any representative of the Executive in a manner inconsistent with this Section 7, and to mitigate the harm caused by the unauthorized use or disclosure. Further, if the Executive is served with any subpoena or other compulsory judicial or administrative process calling for production of any Confidential Information, the Executive shall immediately notify the Company so that the Company may take such action as the Company deems necessary to protect its interests.

(d) Return of Property. The Executive acknowledges that all Confidential Information is specialized, unique in nature, and of great value to the Company and its Affiliates, and that such Confidential Information gives the Company and its Affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of the Executive’s employment for any reason, all Confidential Information and all Company property, including any and all documents, disks/drives, laptops, tablets, phones, passwords and credentials, records, lists, data, drawings, prints, notes and written or recorded information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its Affiliates or prepared by the Executive during the Executive’s employment with the Company, whether in tangible or electronic form, in the possession or control of the Executive.

(e) Non-Competition. The covenant of noncompetition contained in Section 2 of the Executive’s prior employment agreement dated June 1, 2017, as amended, remains in effect and is incorporated herein by reference, except that the Company will not enforce any covenant to the extent that it (x) applies for more than twelve (12) months (the “Restricted Period”) following the Termination Date, or (y) would preclude Executive from taking actions that do not relate to the activities and services the Executive provided during the Executive’s employment with the Company or would not involve the Executive’s knowledge of Confidential Information.

(f) Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, on behalf of the Executive or any other individual or entity, (i) solicit or encourage any person or entity who was a client or customer of the Company or its Affiliates during the Executive’s employment and with whom Executive had contact or about whom Executive gained Confidential Information to: (A) terminate, reduce, or alter in a manner adverse to the Company or its Affiliates any existing business arrangements with the Company or its Affiliates, or (B) transfer existing business from the Company or its Affiliates to any other person or entity; or (ii) solicit any person or entity who was a client or customer of the Company or its Affiliates during the Executive’s employment and with whom Executive had contact or about whom Executive gained Confidential Information for the purpose of providing such person or entity with goods or services competitive with or similar to the goods or services provided by the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 7(f) shall be deemed to prohibit solicitation of a person whose sole relationship with the Company or its Affiliates was as an individual consumer.

(g) Non-Solicitation of Employees, Consultants, and Advisors. The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, other than as an employee of and for the benefit of the Company or its Affiliates, solicit, entice, persuade, or induce any individual who is employed by the Company or its Affiliates or engaged by the Company or its Affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or engagement.

(h) Intellectual Property. The Executive shall disclose promptly and in writing to the Company all inventions, creative works, and any other intellectual property, whether or not patentable or copyrightable, conceived, or created solely or jointly by the Executive during the Executive’s employment with the Company which relate to the business of the Company, and the Executive shall assign all of the Executive’s interest in them to the Company. The Executive shall execute all papers at the Company’s expense, which the Company shall deem necessary to apply for and obtain domestic and foreign patents and copyright registrations, and to protect and enforce the Company’s interest in them. These obligations shall continue beyond the period of the Executive’s employment with respect to inventions or creations conceived or made by the Executive alone or in conjunction with other employees or consultants of the Company or its Affiliates during the Executive’s employment with the Company.

(i) Remedies. In the event of a breach or threatened breach of this Section 7, the Executive acknowledges the Company, including its business interests, will be irreparably harmed, the full extent of the damages to the Company will be impossible to ascertain, and monetary damages alone are not an adequate remedy. Accordingly, the Executive agrees that in addition to any other remedy that may be available to it, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief or other equitable relief to remedy any such breach or threatened breach, without bond and without proving actual damages or the inadequacy of money damages, in any court of competent jurisdiction. The Executive agrees that the restrictions of this Agreement are reasonable and no broader than necessary to protect the legitimate business interests of the Company and its Affiliates.

(j) Survival of Provisions. For the avoidance of doubt, the Executive’s obligations contained in this Section 7 shall survive the termination or expiration of the Employment Period and the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(k) Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Section 7 is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then the Executive and the Company agree that, because each of the Executive’s obligations in this Section 7 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

(l) Tolling of Restricted Period. If the Executive violates the terms of any of the restrictions set forth in Section 7(e), Section 7(f), or Section 7(g), the Restricted Period shall automatically be extended by the period the Executive was in violation.

(m) Rights Not Subject to Limitation.

(i) Notwithstanding anything in this Agreement, the Executive may (1) disclose Confidential Information that the Executive is specifically required by court order, subpoena, or law to disclose, but agrees to disclose only that portion of Confidential Information that is legally required to be disclosed; (2) report possible violations of law to a government agency or entity or self-regulatory organization or cooperating with such agency or entity or organization; or (3) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law.

(ii) The Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

8. NO VIOLATION OF THIRD-PARTY RIGHTS.

(a) The Executive hereby represents, warrants, and covenants to the Company that the Executive:

(i) shall not, during the Executive’s employment with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets or other proprietary rights);

(ii) is not a party to any agreements with third parties that prevent the Executive from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of the Executive’s execution of this Agreement; and

(iii) agrees to respect any and all valid obligations which the Executive may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may he.

(b) If the Executive is in breach of any of the foregoing representations, warranties, and covenants, the Company may immediately terminate this Agreement and treat the Executive as if the Executive were terminated for Cause.

9. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation, or order.

10. SECTION 409A. The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, “Code Section 409A”) or qualify for an exception from compliance. This Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with, or an exemption from, Code Section 409A; provided, the preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to the Executive of the payments and other benefits under this Agreement. With respect to payments under this Agreement, for purposes of Code Section 409A, each payment will be considered as one of a series of separate payments. The Executive and the Company further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and if such payment obligation is considered “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treasury Regulation Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death solely to the extent such a delay is required to avoid the imposition of excise taxes under Code Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11. PARACHUTE PAYMENTS. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or its Affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this

Section 11 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of its Affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become payable, exercisable or vested (i) to the extent that such right to payment, exercise, vesting, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of its Affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, to the extent necessary to comply with Code Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

12. CLAWBACK POLICIES. The Executive is subject to any recoupment or clawback policies that the Company may implement or maintain at any time regarding incentive-based compensation, which is granted or awarded to Executive on or after the date of this Agreement. Such policies may include the right to recover incentive-based compensation (including stock options awarded as compensation) awarded or received during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws. The Executive agrees to amend any awards and agreements entered into on or after the date of this Agreement as the Company may request to reasonably implement to policies.

13. NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

If to the Company:

Laird Superfood, Inc.

275 W. Lundgren Mill Drive

Sisters, Oregon 97759

Attn: General Counsel

If to the Executive, at the address for the Executive then on file with the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

14. GOVERNING LAW AND FORUM SELECTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Oregon, without regard to its conflicts of law principles. Except for an action by the Company seeking injunctive relief (which may be brought in any court immediately and without complying with any dispute resolution procedures), all disputes arising out of or related to this Agreement or the Executive’s employment with the Company shall be resolved exclusively by the state or federal courts with jurisdiction over Sisters, Oregon and each party irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding and to the laying of venue in such court in connection with such action.

15. ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS. This Agreement contains the entire understanding of the parties relating to the employment of the Executive. This Agreement terminates and supersedes and any and all prior agreements and understandings between the parties with respect to the Executive’s employment and compensation by the Company, whether oral or written, including without limitation any employment agreement previously entered into between the Executive and the Company, except (a) this Agreement is in addition to and does not supersede any confidentiality, intellectual, or restrictive covenant obligations owed by the Executive to the Company in any other agreements which provide the Company with cumulative and not alternative rights; (b) this Agreement does not supersede the stock options granted February 24, 2016, January 25, 2018 and May 8, 2019; and (c) this Agreement does not supersede the provisions of prior agreements that are expressly incorporated to this Agreement by reference.

16. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17. ASSIGNMENT; SUCCESSORS. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. The obligations of the Executive hereunder shall be binding upon the Executive’s heirs, administrators, executors, successors, permitted assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

18. SEVERABILITY. Except as provided in Section 7(k) hereof, in the event that a court of competent jurisdiction or other adjudicator determines that any portion of this Agreement is in violation of any statute or public policy or otherwise unlawful or unenforceable, only the portions of this Agreement that violate such statute or public policy or are otherwise unlawful or unenforceable shall be stricken. All portions of this Agreement that do not violate any statute, public policy, or other law shall continue in full force and effect. Furthermore, if permitted by law, any order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19. SURVIVAL. The Executive acknowledges that, certain provisions, by their terms, survive termination of this Agreement.

20. HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

21. COUNTERPARTS AND DIGITAL SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered via e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such digital signature page were an original signature.

22. REPRESENTATION BY COUNSEL; INTERPRETATION. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the dates written below.

LAIRD SUPERFOOD, INC.

/s/ Paul W. Hodge Jr.

By:	Paul W. Hodge Jr.

Title:	President and Chief Executive Officer

Date:	September 10, 2020

EXECUTIVE

/s/ Luan Pham
Luan Pham

Date:	September 10, 2020

EXHIBIT A

FORM OF

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”), effective as of the date described in Section 13 below, is made and entered into by and between Laird Superfood, Inc. (the “Company”) and Luan Pham (“Employee”), collectively referred to herein as the “Parties.”

1. Termination of Employment. Employee’s last day of employment and service with the Company is December 31, 2020 (the “Separation Date”). Employee acknowledges that, as of the Separation Date, Employee’s employment and service with the Company and all of the offices, directorships, appointments, and other positions Employee holds with the Company and all of its parents, its subsidiaries, its affiliates, and its related entities have terminated.

2. Regular Payments and Benefits.

a.

Whether or not Employee executes this Agreement, Employee will receive payment at Employee’s current salary for work through the Separation Date. Employee’s final payment will be made in the form of an electronic payment that will be deposited on or before the next business day after the Separation Date.

b.	Employee’s regular employee benefits will continue through the Separation Date and terminate at that time subject to their normal terms and conditions.

c.

By signing this Agreement, Employee acknowledges and confirms that upon receipt of the final payments described in this Section 2, Employee will be fully compensated for all worked performed for the Company and is not owed any additional salary, commissions, bonuses, or other compensation from the Company.

3. Severance. If Employee executes this Agreement, does not revoke it, and complies with its terms, the Company will (a) extend the period in which Employee may exercise all options held by Employee (as set forth on Exhibit A hereto) that were vested in accordance with their terms as of Employee’s Separation Date from ninety (90) days to five (5) years from the Separation Date; and (b) effective as of the Separation Date, fully accelerate the option dated June 1, 2020, relating to an option to purchase 2,012 shares of the Company’s common stock for $26.10 / share, recorded as ES-113 (as set forth on Exhibit A hereto), subject to time-based vesting, and extend the period in which Employee may exercise such options to five (5) years from the Separation Date, and (c) extend the period in which Employee may become vested in performance-vesting options held by Employee (as set forth on Exhibit A hereto) to five (5) years from the Separation Date and, to the extent such performance-vesting options become vested prior to such date, extend the period in which Employee may exercise such options from ninety (90) days to five (5) years from the Separation Date. The provisions set forth in the previous sentence are referred to as the “Severance Benefits.” Employee acknowledges that the Severance Benefits are being provided in consideration of Employee’s acceptance of this Agreement and are in addition to any sum or benefit to which Employee is entitled from the Company.

4. Deductions. All payments referred to in this Agreement shall be net of or subject to any authorized deductions and tax or other deductions required by law.

5. Return of Company Property. By signing this Agreement, Employee certifies that Employee has returned to the Company all of its equipment, property and Confidential Information (as defined in the Section 2.2 of the Employment Agreement between Employee and the Company, effective June 1, 2017 (the “Employment Agreement”)) in Employee’s possession, custody, or control, including but not limited to all files and documents (whether in paper or other tangible form, or in electronic form). Property to be returned includes, but is not limited to, all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to the Company, as well as any electronics (e.g., laptop or hotspot) provided that Employee may retain his own personal compensation, financial, and benefits information.

6. General Release. In consideration of the benefits described in Section 3 and for other good and valuable consideration, Employee, on behalf of Employee and Employee’s representatives, agents, heirs, executors, administrators, successors and assigns, releases and forever discharges the Company, its parents, its subsidiaries, its affiliates, and its related entities, and all of their respective predecessors, successors, assigns, representatives, agents, counsel, insurers, shareholders, members, officers, directors, and employees (whether past, present, or future) (all of the foregoing collectively, are referred to as the “Releasees”) from:

Any and all claims, complaints, causes of action, demands, damages, and suits that Employee has or may have for any reason whatsoever, in law or in equity, against the Releasees arising out of or in connection with any event, transaction, or matter occurring or existing on or before the date Employee executes this Agreement, whether based upon statutory claim, common law, contract, tort, public policy, or other basis, whether known or unknown, direct or indirect, absolute or contingent, including without limitation any claims arising under or related to any federal, state, local, or other law or ordinance concerning civil rights, discrimination, retaliation, labor, employment, or other matter, any claims related to Employee’s employment or termination of employment and any claims for attorneys’ fees, wages, bonus(es), compensation, other sums of money or payments, leave, benefits, or any other obligation or liability whatsoever, except for the Company’s promises made in this Agreement. Employee acknowledges that Employee has not requested any statutory leave that has not been provided.

Further, Employee understands that this is a general release and intends that this release shall discharge the Releasees to the maximum extent permitted by law. For example, this release waives any claims under Title VII of the Civil Rights Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Washington Law Against Discrimination, Chapter 659A of the Oregon Revised Status, the Oregon Family Medical Leave Act, and the Oregon Unlawful Discrimination Against Persons With Disabilities Law, all as amended, and any similar federal, state, county or city ordinances. Employee represents that Employee has not filed, and agrees not to file, any lawsuit or other action seeking monetary or other relief for Employee based on any claims lawfully released in this Agreement. To the maximum extent permitted by law, Employee also waives any and all rights to recover and will not accept, any monetary or other relief for Employee concerning the claims lawfully released in this Agreement.

7. Continuing Obligations.

a.

Employee hereby reaffirms in its entirety Section 2 of the Employment Agreement, including the restrictive covenant, confidentiality, and intellectual property obligations set forth therein, provided, however, that the Company acknowledges that it will not enforce Section 2.1.1(d) of the Employment Agreement.

b.

Employee shall, upon request of the Company, provide information and otherwise reasonably cooperate and assist in effectuating a smooth transition from Employee’s employment and any other positions Employee held as a result of employment with the Company, without payment of further compensation.

c.

Employee shall not, directly or indirectly, make any written or oral statements to any person or entity that reflect negatively upon or otherwise disparage the Releasees or their affairs, products, or services.

8. Rights Not Subject to Limitation. Notwithstanding any other provision of this Agreement, this Agreement shall not limit any right to the extent such right as a matter of law may not be limited by private agreement. For example, this Agreement does not limit: (a) the right to provide any truthful information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law; (b) Employee’s right to challenge the validity or enforceability of this Agreement; (c) any claims for unemployment compensation or workers’ compensation benefits; (d) Employee’s right to any benefits that are vested and non-forfeitable in accordance with their governing documents; (e) Employee’s right to report possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation, in each case without any notice to or authorization from the Company; (f) the right to file a charge with, provide truthful information to, or participate in an investigation or proceeding conducted by a government agency (such as the Equal Employment Opportunity Commission or National Labor Relations Board) authorized to enforce laws against unlawful conduct, provided that Section 6 of this Agreement does waive, to the maximum extent permitted by law, any right to seek, recover, or accept any monetary payments or other individual relief for Employee connected to any agency or other action related to claims that are lawfully released in this Agreement; or (g) any rights Employee may have in the nature of indemnification or coverage under a directors and officers insurance policy, which shall apply in accordance with their terms.

The Parties further acknowledge that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

9. No Admission. The Parties agree that this Agreement is not to be construed as an admission by the Company of any wrongdoing, liability, or violation of law.

10. Remedies. Employee agrees that in the event of any violation of the provisions of this Agreement, in addition to any damages allowed by law, the Company shall be entitled to injunctive relief, without posting bond and without the necessity of showing irreparable harm.

11. Severability and Reformation. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

12. Miscellaneous. This Agreement constitutes the entire agreement between Employee and the Company. This Agreement supersedes all prior understandings and writings between the Parties (other than the provisions of the Employment Agreement described in Section 7 above) and may not be changed except by a written document signed by Employee and an authorized representative of the Company. Employee acknowledges that Employee has not relied on any promises or representations made by anyone that are not stated in this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Employee without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Employee’s permission or consent. This Agreement and all matters arising out of or relating to this Agreement or the relationship between the Parties are governed by, and construed in accordance with, the laws of the state of Oregon, without regard to its conflict of laws provisions. This Agreement may be executed by the Parties by facsimile or other electronic copy which shall be deemed an original, and in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. THE PARTIES HEREBY WAIVE TRIAL BY JURY AS TO ANY AND ALL FUTURE LITIGATION BETWEEN THEM, INCLUDING ANY CLAIMS AND/OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13. Acknowledgment and Time for Consideration; Waiver of Age Discrimination Claims. With respect to the General Release in Section 6 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims he may have against Releasees, including without limitation all claims for age discrimination under the Age Discrimination in Employment Act and similar state and local anti-discrimination laws. Employee warrants that he is fully competent to enter into this Agreement and acknowledges that he has carefully read and understands this

Agreement in its entirety, and executes it voluntarily and without coercion. This Agreement will be effective and enforceable when Employee signs and returns it to Dawn Bernhardt in accordance with Section 13(b), below and the Revocation Period described in Section 13(b) has expired (the “Effective Date”).

a.

Consideration Period. Employee further acknowledges that he is hereby being advised in writing to consult with a competent, independent attorney of his choice, at his own expense, regarding the legal effect of this Agreement before signing it, and that he has been afforded the opportunity to review and execute this Agreement for twenty-one (21) calendar days, and has signed this Agreement freely and voluntarily prior to the expiration of the twenty-one (21) calendar day period. This Agreement shall be of no force or effect if Employees fails to execute this Agreement within this time period.

b.

Revocation Period. Employee understands and acknowledges that he has the opportunity to revoke this Agreement in writing, and that this Agreement is not effective or enforceable until after this Revocation Period has expired. For a revocation to be effective, written notice must be sent to Dawn Bernhardt (dawn@lairdsuperfood.com) before or on the seventh (7th) calendar day after Employee signs this Agreement (the “Revocation Period”). In the event that Employee timely revokes his acceptance of this Agreement within the Revocation Period, this Agreement shall be voided in its entirety and shall be of no force or effect.

[SIGNATURE PAGE FOLLOWS]

By signing this Agreement, I acknowledge that I have had the opportunity to consult with an attorney of my choice; that I fully understand the terms of this Agreement and that I voluntarily agree to them without coercion, duress, or undue influence. If I agree to the terms of this Agreement, I will return the executed Agreement to Dawn Bernhardt as described in Section 13.

Luan Pham

Date

Laird Superfood, Inc.

By:
Paul Hodge, CEO

Exhibit A: L. Pham Option Holdings

Security	Vesting	Expiration Date	Remaining

ES 03	Fully Vested	12/31/2025	10,000

ES 24	Fully Vested	12/31/2025	2,500

ES 74	Fully Vested	12/31/2025	13,333

ES 75	Performance (not accelerated)	12/31/2025	26,667

ES 113	Time (accelerated)	12/31/2025	2,012

A-7